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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-18061

PROSPECTUS

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                                 $38,000,000.00

                                      RWT
                              REDWOOD TRUST, INC.

    Redwood Trust, Inc., a Maryland corporation (the "Company"), hereby offers participation in its Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan is designed to provide both interested new investors as well as existing shareholders of the Company's stock (including the Company's common stock, par value $0.01 per share (the "Common Stock"), and other classes of equity securities outstanding from time to time (collectively, the "Company Stock" or "Company's Stock")) with an economical and convenient method to purchase shares of Common Stock under the Stock Purchase program and to designate all, a portion or none of the cash dividends on their newly purchased Common Stock and cash dividends on their existing Company Stock for reinvestment in more shares of Common Stock through the Dividend Reinvestment program under the Plan. Some of the significant features of the Plan are as follows:

    - Participants (as defined in Questions 2 and 5) may purchase additional shares of Common Stock at a 2% discount (subject to change) (see Questions 4 and 12), if desired, by automatically reinvesting all or a portion of their cash dividends on Company Stock in the Dividend Reinvestment program.

    - Participants may also purchase additional shares of Common Stock at a discount ranging from 0% to 2% ("Optional Cash Discount") by making optional cash payments of $500 to $5,000 per month or by making an initial optional cash payment of $500 to $5,000 in the Stock Purchase program. See Question 17.

    - Optional cash payments in excess of $5,000 may be made with permission of the Company at the Optional Cash Discount and may also be subject to a minimum Threshold Price ("Threshold Price") as determined by the Company in its sole discretion from time to time. See Question 17.

    - Common Stock will be purchased by the Plan Administrator (as defined in Question 4) directly from the Company or in open market or privately negotiated transactions, as determined from time to time by the Company, to fulfill requirements for the Plan.

    - Holders of shares currently enrolled in the Company's Dividend Reinvestment Plan will automatically be enrolled in this amended Plan. Participation in the Plan is entirely voluntary, and participants may terminate their participation at any time. Shareholders who do not choose to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner. Participants may also request that any or all of the shares held under their account ("Plan Shares") be sold by the Plan Administrator. See Question 27.

    - Holders of the Company's Stock held in their own name ("Record Owners") may participate directly. Holders of shares in bank, broker or other nominee names (a "Beneficial Owner") may participate in the Plan by requesting that the bank, broker or other nominee reinvest dividends and/or make optional cash payments on the Beneficial Owner's behalf. Alternatively, Beneficial Owners may ask their bank, broker or other nominee to transfer the shares into the Beneficial Owner's own name and then participate directly. See Questions 6 and 8.

    The shares of Common Stock, both those outstanding and those offered hereby, as well as other shares of the Company's Stock, are subject to repurchase by the Company under certain conditions and are subject to certain restrictions on ownership and transferability which prohibit any person (either alone or with others as a group) from owning shares in excess of 9.8% (by number or value) of the outstanding shares of Company Stock, subject to certain exceptions.
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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                The date of this Prospectus is January 29, 2001.
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     This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. Copies may also be obtained from the Public Reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is currently listed on the New York Stock Exchange. Holders of the Common Stock will receive annual reports containing audited financial statements with a report thereon by the Company's independent certified public accountants, and quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act") and to which reference is hereby made. The Company files information electronically with the Commission, and the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web site is (http://www.sec.gov).

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     There are incorporated herein by reference the following documents heretofore filed by the Company with the Commission:

     (a) The Company's Annual Report on Form 10-K, and amendments thereto, for the fiscal year ended December 31, 1999;

     (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2000, June 30, 2000, and September 30, 2000; and

     (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, as amended (Reg. No. 1-13759), filed January 7, 1998, under the Exchange Act.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities made hereby shall be deemed to be incorporated by reference into this Prospectus.

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     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (other than exhibits to those documents unless the exhibits are specifically incorporated herein by reference into the documents that this Prospectus incorporates by reference). Requests should be directed to Redwood Trust, Inc., 591 Redwood Highway, Suite 3100, Mill Valley, California 94941, telephone (415) 389-7373.

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                              REDWOOD TRUST, INC.

     The Company specializes in acquiring and managing real estate mortgage assets ("Mortgage Assets") which may be acquired as whole loans ("Mortgage Loans") or as mortgage securities representing interests in or obligations backed by pools of mortgage loans ("Mortgage Securities"). The Company acquires primarily Mortgage Assets that are secured by single-family real estate properties throughout the United States, and has from time to time and may in the future acquire Mortgage Assets secured by multi-family and commercial real estate properties. Because the Company has elected to be subject to tax as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), it will generally not be subject to tax on its Federal income to the extent that it distributes its earnings to its stockholders and it maintains its qualification as a REIT. Reference to the "Company" herein shall include any Qualified REIT Subsidiaries through which the Company may conduct its business. The Company's principal executive office is located at 591 Redwood Highway, Suite 3100, Mill Valley, California 94941. The address of the Company's Web site is (http://www.redwoodtrust.com).

     Additional information regarding the Company, including the audited financial statements of the Company and descriptions of the Company, is contained in the documents incorporated by reference herein. See "Incorporation of Certain Information by Reference," above.

                                USE OF PROCEEDS

     The Plan will raise additional capital for the Company to the extent that shares of Common Stock issued hereunder are authorized but previously unissued shares (rather than shares acquired in the open market). The Company currently intends to issue such shares and, therefore, the Plan is expected to raise capital for the Company. The Company intends to use the proceeds from the sale of such shares of its Common Stock for the purchase of additional Mortgage Assets and for other general corporate purposes.

                                SUMMARY OF PLAN

     The Plan provides both current owners of the Company's Stock and interested new investors with a convenient and attractive method of investing optional cash payments of $500 to $5,000 per month in shares of Common Stock at a discount determined each month, as described below, ranging from 0% to 2% from the Market Price (as defined in Question 12) (the "Optional Cash Discount") and without payment of any brokerage commission or service charge. In addition, optional cash payments in excess of the $5,000 monthly limit may be invested in shares at the Optional Cash Discount in cases where the Company, at its discretion, approves a Request for Waiver for such stock purchases (see below and Question
17). The Plan also allows shareholders to reinvest their cash dividends into shares of Common Stock at a discount of 2% (subject to change) from the Market Price without payment of any brokerage commission or service charge. Each of the discounts is subject to change from time to time (but will not vary from the range of 0% to 2%) and is also subject to discontinuance at the Company's discretion after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. The Company will provide Participants with written notice of a change in the applicable dividend reinvestment discount (but not the Optional Cash Discount) at least 30 days prior to the relevant Record Date (as defined in Question 13) or via an appropriate press release for the relevant Optional Cash Payment Due Date (as defined in Question 18).

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     Optional cash payments of less than $500 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $5,000, unless such upper limit has been waived, are subject to return to the Participant without interest. For stock purchased with optional cash payments, Participants may elect to have the certificates for such shares sent to them free of charge or retained by the Plan Administrator for safekeeping, and additional certificates may be sent to the Plan Administrator for safekeeping without payment of any fee. See Question 24. Participants may also request that any or all shares held in the Plan be sold by the Plan Administrator on behalf of such Participants for a nominal fee, any brokerage costs and any applicable stock transfer taxes on the resales, all of which will be deducted by the Plan Administrator and the balance sent to the Participant. See Question 27.

     Each month, at least 5 business days prior to the Optional Cash Payment due date, the Company will designate the Optional Cash Discount from the Market Price for the investment of optional cash payments. Should the Company choose to allow purchases in excess of the $5,000 monthly limit, it may also establish the Threshold Price (defined in Question 17), applicable to all optional cash payments that exceed $5,000 in that month, or may choose not to offer an opportunity for such waivers for that month. Interested Participants may then call (415) 380-2304 to receive notice of the designated Optional Cash Discount and Threshold Price for that month, if any. The Participant must then seek permission to exceed the normal $5,000 limit via submission of the Request for Waiver form. If approved by the Company, full payment along with a copy of the approved Request for Waiver form must be received by the Optional Cash Payment Due Date. See Question 17 for further information about this aspect of the Plan.

     The Optional Cash Discount and Threshold Price, which may vary from month to month, will be established in the Company's sole discretion after a review of transaction costs, current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. With respect to optional cash payments that exceed $5,000 only, for each Trading Day of the related Pricing Period (each as defined in Question 12) on which the Threshold Price is not satisfied, 1/10 of a Participant's optional cash payment will be returned without interest. Optional cash payments that do not exceed $5,000 and the reinvestment of dividends in additional shares of Common Stock will not be subject to the Threshold Price, if any.

     The Company expects to grant Requests for Waiver to financial intermediaries, including brokers and dealers, and other Participants in the future. Grants of Requests for Waiver will be made in the sole discretion of the Company based on a variety of factors, which may include: the Company's current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for Common Stock, general economic and market conditions, expected aberrations in the price or trading volume of the Common Stock, the potential disruption of the price of the Common Stock by a financial intermediary, the number of shares of the Company's Stock held by the Participant submitting the Request for Waiver, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such Requests for Waivers have been submitted and the administrative constraints associated with granting such Requests for Waivers. If such Requests for Waiver are granted, a portion of the shares available for issuance under the Plan will be purchased by Participants (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters within the meaning of the Securities Act. To the extent that Requests for Waiver are granted it is expected that a greater number of shares will be issued under the Stock Purchase program of the Plan as opposed to the Dividend Reinvestment program of the Plan. Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no pre-

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established maximum limit on the number of shares that may be purchased pursuant to approved Requests for Waivers.

     Financial intermediaries may purchase a significant portion of the shares of Common Stock issued pursuant to the Stock Purchase program of the Plan. The Company does not have any formal or informal understanding with any such organizations and, therefore, the extent of such financial intermediaries' participation under the Plan cannot be estimated at this time. Participants that are financial intermediaries that acquire shares of Common Stock under the Plan with a view to distribution of such shares or that offer or sell shares for the Company in connection with the Plan may be deemed to be underwriters within the meaning of the Securities Act.

     From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from the Market Price of the shares of Common Stock acquired through the reinvestment of dividends under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Stock. Financial intermediaries that engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act. The Plan is intended for the benefit of investors in the Company and not for individuals who engage in transactions which may cause aberrations in the price or trading volume of the Common Stock.

                                    THE PLAN

     The original Dividend Reinvestment Plan was adopted by the Board of Directors on September 15, 1995 and became effective on October 9, 1995. The Plan was significantly amended by the Board of Directors as of December 13, 1996 to include the Stock Purchase program. The following questions and answers explain and constitute the Plan. Shareholders who do not participate in the Plan will receive cash dividends, as declared, and paid in the usual manner.

                                    PURPOSE

1.  WHAT IS THE PURPOSE OF THE PLAN?

     The primary purpose of the Plan is to provide both current shareholders of the Company's Stock and interested new investors with an economical and convenient method of increasing their investment in the Company by investing cash dividends in additional shares of Common Stock without payment of any brokerage commission or service charge and at a 2% discount from the Market Price (as defined in Question 12), and/or by investing optional cash payments in shares of Common Stock at an Optional Cash Discount ranging from 0% to 2% from the Market Price (see Question 17) without payment of any brokerage commission or service charge. See Question 5 for a description of the holders who are eligible to participate in the Plan and methods for Beneficial Owners and current non-shareholders to become eligible to participate. To the extent shares are purchased from the Company under the Plan, the Company will receive additional funds for general corporate purposes.

     The Plan may also be used by the Company to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to purchasers of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales

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will be effected through the Company's ability to waive limitations applicable to the amounts which Participants may invest pursuant to the Plan's Stock Purchase program (see Question 17 for information concerning limitations applicable to optional cash payments and certain of the factors considered by the Company in granting waivers).

     However, the Plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities that could cause aberrations in the composite trading volume of the Company's Common Stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of the shares of Common Stock acquired through the reinvestment of dividends under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Stock. The Company reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of Common Stock in order to eliminate practices which are not consistent with the purposes of the Plan.

                       OPTIONS AVAILABLE TO PARTICIPANTS

2.  WHAT OPTIONS ARE AVAILABLE TO ENROLLED PARTICIPANTS?

     Dividend Reinvestment Program. Holders of the Company's Stock who wish to participate in the Plan, whether Record Owners, Beneficial Owners or interested new investors who make an initial investment through the Stock Purchase program described below (each a "Participant"; see also Question 5 regarding the definition of a "Participant") may elect to have all, a portion or none of their cash dividends paid on their shares of the Company's Stock automatically reinvested in additional shares of Common Stock through the Dividend Reinvestment program. Cash dividends are paid on the Company's Stock when and as declared by the Company's Board of Directors, generally on a quarterly basis. There is no limitation on the amount of shares a Participant may elect dividend reinvestment on.

     Stock Purchase Program. Each month, Participants may also elect to invest optional cash payments in shares of Common Stock, subject to a minimum monthly purchase limit of $500 and a maximum monthly purchase limit of $5,000. The maximum limit is subject to waiver at the Company's discretion. See Question 17. Participants may make optional cash payments each month even if dividends on their shares of Common Stock are not being reinvested and whether or not a dividend has been declared. Participants are not required to enroll any shares of Common Stock purchased through the Stock Purchase program into the Dividend Reinvestment program but may designate all or a portion of such shares for such participation on the Authorization Form if desired.

                          ADVANTAGES AND DISADVANTAGES

3.  WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE PLAN?

ADVANTAGES

     (a) The Plan provides Participants with the opportunity to reinvest cash dividends paid on all or a portion of their shares of the Company's Stock in additional shares of Common Stock without payment of any

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brokerage commissions or service charge and at a 2% discount from the Market
Price (as defined in Question 12 and subject to change).

     (b) The Plan provides Participants with the opportunity to make monthly investments of optional cash payments, subject to minimum and maximum amounts, for the purchase of shares of Common Stock at the Optional Cash Discount ranging from 0% to 2% from the Market Price and without payment of any brokerage commission or service charge. See Question 17 regarding how to obtain information about each month's Optional Cash Discount. The Participant may designate all, a portion or none of such Plan Shares to be enrolled in the Dividend Reinvestment program.

     (c) All cash dividends paid on Participants' Plan Shares enrolled in the Dividend Reinvestment program can be fully invested in additional shares of Common Stock because the Plan permits fractional shares to be credited to Plan accounts. Dividends on such fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to Plan accounts.

     (d) The Plan Administrator, at no charge and at the election of Participants, either sends certificates to Participants for optional shares purchased or provides for the safekeeping of stock certificates for shares credited to each Plan account.

     (e) A Participant may also elect to deposit with the Plan Administrator certificates for the stockholder's other shares of the Company's Stock registered in his or her name for safekeeping without charge. Because the Participant bears the risk of loss in sending certificates to the Plan Administrator, certificates should be sent by registered mail, return receipt requested, and properly insured to the address specified in Question 37 below. If certificates are later issued either upon request of the Participant or upon termination of participation, new, differently numbered certificates will be issued.

     (f) Periodic statements reflecting all current activity, including Plan Share purchases and the most recent Plan account balance, simplify Participants' record keeping. See Question 22 for information concerning reports to Participants.

DISADVANTAGES

     (a) No interest will be paid by the Company or the Plan Administrator on dividends or optional cash payments held pending reinvestment or investment. See Question 11. In addition, optional cash payments of less than $500 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $5,000, unless such upper limit has been waived, are subject to return to the Participant without interest. Moreover, purchases above the $5,000 limit that have been granted a waiver may also be subject to return to the Participant without interest in the event that the Threshold Price, if any, is not met for any Trading Day during the related Pricing Period. See Question 17.

     (b) With respect to shares acquired from the Company, the actual number of shares to be issued to the Participant or the Participant's Plan account will not be determined until after the end of the relevant Pricing Period. Therefore, during the Pricing Period Participants will not know the actual price per share or number of shares they have purchased.

     (c) With respect to shares acquired from the Company, while the Plan currently provides for a discount from the Market Price during the Pricing Period, the Market Price, as so discounted, may exceed the price at which shares of the Common Stock are trading on the Investment Date (as defined in Questions 11 and 18)

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when the shares are issued or thereafter. The trading price on the Investment
Date generally governs the amount of taxable income to shareholders. See Question 34.

     (d) Because optional cash payments must be received by the Plan Administrator by the Optional Cash Payment Due Date, such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. See Questions 11 and 18 through 20 for detailed information.

     (e) Resales of shares of Common Stock credited to a Participant's account under the Plan will involve a nominal fee per transaction to be deducted from the proceeds of the sale by the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), plus any brokerage commission and any applicable stock transfer taxes on the resales. See Questions 21 and 27.

                                 ADMINISTRATION

4.  WHO ADMINISTERS THE PLAN?

     The Company has retained Mellon Investor Services LLC, as plan administrator (the "Plan Administrator"), to administer the Plan, keep records, send statements of account activity to each Participant and perform other duties relating to the Plan. See Question 22 for information concerning reports to Participants. Certificates for Plan Shares purchased pursuant to the Stock Purchase program but not designated for investment in the Dividend Reinvestment program will be sent to the Participant or held by the Plan Administrator, at the Participant's discretion, free of charge. Plan Shares designated for the Dividend Reinvestment program will be held by the Plan Administrator and registered in the Plan Administrator's name (or its nominee) as agent for each Participant in the Plan. As record holder for the Plan Shares, the Plan Administrator will receive dividends on all Plan Shares held on the dividend Record Date, will credit such dividends to Participants' accounts on the basis of whole or fractional Plan Shares held in such accounts, and will automatically reinvest such dividends in additional shares of Common Stock according to the portion of the Participants' shares of Company Stock designated to participate in the Dividend Reinvestment program. Any remaining portion of cash dividends not designated for reinvestment will be sent to the Participant. See Question 9. If the Plan Administrator resigns or otherwise ceases to act as plan administrator, the Company will appoint a new plan administrator to administer the Plan.

     The Plan Administrator also acts as dividend disbursing agent, transfer agent and registrar for the Company's Stock.

                                 PARTICIPATION

     For purposes of this section, responses are generally directed (a) to existing shareholders, according to the method by which their shares are held, or (b) to investors who are not currently shareholders but would like to make an initial purchase of Common Stock to become a Participant. Existing shareholders are either Record Owners or Beneficial Owners. A Record Owner is a shareholder who owns shares of Company Stock in his or her own name. A Beneficial Owner is a shareholder who beneficially owns shares of Company Stock that are registered in a name other than his or her own name (for example, the shares are held in the name of a bank, broker or other nominee). A RECORD OWNER MAY PARTICIPATE DIRECTLY IN THE PLAN, WHEREAS A BENEFICIAL

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OWNER WILL EITHER HAVE TO BECOME A RECORD OWNER BY HAVING ONE OR MORE SHARES
TRANSFERRED INTO HIS OR HER OWN NAME OR COORDINATE HIS OR HER PARTICIPATION IN THE PLAN THROUGH THE BANK, BROKER OR OTHER NOMINEE IN WHOSE NAME THE BENEFICIAL OWNER'S SHARES ARE HELD. For more detailed information and instructions, see Questions 5 and 6.

5.  WHO IS ELIGIBLE TO PARTICIPATE?

     Record Owners. All Record Owners of Company Stock are eligible to participate directly in the Dividend Reinvestment program and Stock Purchase program.

     Beneficial Owners. In order to participate directly in the Plan, a Beneficial Owner must become a Record Owner by having one or more shares transferred into his or her own name from that of the applicable bank, broker or other nominee. Alternatively, a Beneficial Owner may seek to arrange with the bank, broker or other nominee who is the Record Owner to participate on the Beneficial Owner's behalf.

     Non-Shareholders. Individuals who do not presently own any of the Company's Stock (as either a Record Owner or Beneficial Owner) may participate in the Stock Purchase program by making an initial purchase of Common Stock through the Stock Purchase program.

     The Company may terminate, by written notice, at any time any Participant's individual participation in the Plan if such participation would be in violation of the restrictions contained in the Articles of Incorporation or Bylaws of the Company. Such restrictions prohibit any person or group of persons from acquiring or holding, directly or indirectly, ownership of shares of capital stock of the Company in excess of 9.8% (by number or value) of the outstanding shares. The meaning ascribed to the terms "group" and "ownership" may cause a person who individually owns less than 9.8% of the shares outstanding to be deemed to be holding shares in excess of the foregoing limitation. The Articles of Incorporation provide that in the event a person acquires shares of capital stock in excess of the foregoing limitation, the excess shares are deemed tendered for purchase to the Company at a price calculated pursuant to a formula set forth in the Articles of Incorporation. Under the Articles of Incorporation any acquisition of shares of the Company that would result in the disqualification of the Company as a real estate investment trust for tax purposes is void to the fullest extent permitted by law.

6.  HOW DOES AN ELIGIBLE SHAREHOLDER PARTICIPATE?

     RECORD OWNERS may join the Plan by completing and signing an Authorization Form and returning it to the Plan Administrator. Authorization Forms may be obtained at any time by written request to Mellon Investor Services LLC, P.O. Box 3339 South Hackensack, NJ 07606-1939, or by telephoning the Plan Administrator at (888) 877-2882.

     BENEFICIAL OWNERS who wish to join the Plan must instruct their bank, broker or other nominee to arrange participation in the Plan on the Beneficial Owner's behalf. The bank, broker or other nominee should then make arrangements with its securities depository and the securities depository will provide the Plan Administrator with the information necessary to allow the Beneficial Owner to participate in the Plan. Should the Beneficial Owner wish to participate in the Stock Purchase program, a Broker and Nominee Form ("B&N form") must also be sent to the Plan Administrator for the bank, broker or other nominee to participate in the Stock Purchase Program on behalf of the Beneficial Owner. See Question 8. To facilitate participation by Beneficial Owners, the Company has made arrangements with the Plan Administrator to reinvest dividends,

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on a per dividend basis, and accept optional cash payments under the Stock
Purchase program by record holders such as brokers, banks and other nominees, on behalf of Beneficial Owners. Interested beneficial owners are cautioned to insure that the broker, bank or other nominee passes along the proceeds of any applicable discount to the beneficiary's account.

     Alternatively, a Beneficial Owner may simply request that the number of shares the Beneficial Owner wishes to be enrolled in the Plan be reclassified or reregistered by the bank, broker or other nominee in the Beneficial Owner's own name as Record Owner in order to directly participate in the Plan.

     NON-SHAREHOLDERS may join the Plan as a Record Owner by making an initial investment in an amount of at least $500 up to $5,000 (unless the maximum limit is specifically waived by the Company, as discussed in Question 17). The non-shareholder should mark the box on the Authorization Form indicating that it is a non-shareholder wishing to become a Participant and should designate the amount for initial purchase of Common Stock. At the same time, the new Participant may designate all, a portion or none of the shares to be purchased to be enrolled in the Dividend Reinvestment program. The Authorization Form should be returned to the Plan Administrator, with payment, on or before the applicable dates discussed below.

     ANY PARTICIPANT WHO RETURNS A PROPERLY EXECUTED AUTHORIZATION FORM TO THE PLAN ADMINISTRATOR WITHOUT SPECIFYING THE NUMBER OF SHARES TO BE INCLUDED IN THE DIVIDEND REINVESTMENT PROGRAM WILL BE ENROLLED AS HAVING SELECTED THE FULL DIVIDEND REINVESTMENT OPTION DESCRIBED BELOW. See Question 7 for other investment option information.

     If an Authorization Form requesting reinvestment of dividends is received by the Plan Administrator at least 2 business days before the Record Date established for a particular dividend, reinvestment will commence with that dividend. If an Authorization Form is received less than 2 business days before the Record Date established for a particular dividend, the reinvestment of dividends will begin on the dividend payment date following the next Record Date if such stockholder or the participating bank, broker or other nominee is still a holder of record. Additionally, for Participants wishing to make optional cash payments to purchase shares under the Stock Purchase program, full payment must be received by the Plan Administrator by the Optional Cash Due Date. In the case of current non-shareholders making an initial investment to become Participants, both the Authorization Form and full payment of their designated initial investment must be received by the Optional Cash Payment Due Date. See also Questions 7 and 8.

7.  WHAT DOES THE AUTHORIZATION FORM PROVIDE?

     The Authorization Form appoints the Plan Administrator as agent for the Participant and directs the Company to pay to the Plan Administrator the Participant's cash dividends on the Company's Stock owned by the Participant on the applicable Record Date and enrolled in the Dividend Reinvestment program, and thereafter including all whole and fractional shares of Common Stock credited to the Participant's Plan account as they are added with each reinvestment or optional purchase designated for reinvestment. Such cash dividends with respect to shares enrolled in the Dividend Reinvestment program will be automatically reinvested by the Plan Administrator in shares of Common Stock. Any remaining cash dividends not enrolled in the Dividend Reinvestment program are paid directly to the Participant.

     Additionally, the Authorization Form directs the Plan Administrator to purchase Common Stock with a Participant's optional cash payments, if any, and whether to enroll all, a portion or none of such new Plan Shares in the Dividend Reinvestment program. See Question 8 for a discussion of the B&N Form which is required to be used for optional cash payments of a Beneficial Owner whose bank, broker or other nominee holds the Beneficial Owner's shares in the name of a major securities depository.

     The Authorization Form provides for the purchase of initial or additional shares of Common Stock through the following investment options:

     (1) If "Full Dividend Reinvestment" is elected, the Plan Administrator will apply all cash dividends on all shares of the Company's Stock then or subsequently registered in the Participant's name, and all cash dividends on all Plan Shares (except as otherwise directed under (3) below), together with any optional cash payments, toward the purchase of additional Plan Shares.

     (2) If "Partial Dividend Reinvestment" is elected, the Plan Administrator will apply all cash dividends on only the number shares of the Company's Stock then or subsequently registered in the Participant's name and specified on the Authorization Form and all cash dividends on all Plan Shares (except as otherwise directed under (3) below), together with any optional cash payments, toward the purchase of additional Plan Shares.

     (3) Under "Optional Cash Payments," the Participant directs the Plan Administrator to apply any optional cash payments made by the Participant to the purchase of additional shares of Common Stock in accordance with the Plan and to apply dividends on such additional Plan Shares as directed. UNLESS THE PARTICIPANT DESIGNATES ALL, A PORTION OR NONE OF SUCH NEW PLAN SHARES FOR ENROLLMENT IN THE DIVIDEND REINVESTMENT PROGRAM, THE PARTICIPANT WILL BE ENROLLED AS HAVING SELECTED THE FULL DIVIDEND REINVESTMENT OPTION.

     Each Participant may select any one of the options desired, and the designated options will remain in effect until a Participant specifies otherwise by indicating a different option on a new Authorization Form, by withdrawing some or all shares from the Plan in favor or receiving cash dividends or in order to sell the Participant's Common Stock (see Questions 26 and 27), or until the Plan is terminated.

     Participants may change their investment options at any time by requesting a new Authorization Form and returning it to the Plan Administrator at the address set forth in Question 37. See Question 11 for the effective date for any change in investment options.

     ANY PARTICIPANT WHO RETURNS A PROPERLY EXECUTED AUTHORIZATION FORM TO THE PLAN ADMINISTRATOR WITHOUT ELECTING AN INVESTMENT OPTION WILL BE ENROLLED AS HAVING SELECTED THE FULL DIVIDEND REINVESTMENT OPTION.

8.  WHAT DOES THE B&N FORM PROVIDE?

     The B&N Form provides the only means other than redesignation of the stock in the Beneficial Owner's own name, by which bank, broker or other nominee holding shares of a Beneficial Owner in the name of a major securities depository may invest optional cash payments on behalf of such Beneficial Owner. A B&N FORM MUST BE DELIVERED TO THE PLAN ADMINISTRATOR EACH TIME THAT SUCH BANK, BROKER OR OTHER NOMINEE TRANSMITS OPTIONAL CASH PAYMENTS ON BEHALF OF A BENEFICIAL OWNER. Forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in Question 37.

     Prior to submitting the B&N Form, the bank, broker or other nominee for a Beneficial Owner must make arrangements with its securities depository and the Plan Administrator in order to participate on behalf of the Beneficial Owner. See Questions 6 and 7.

     THE B&N FORM AND APPROPRIATE INSTRUCTIONS MUST BE RECEIVED BY THE PLAN ADMINISTRATOR NOT LATER THAN 1 BUSINESS DAY BEFORE THE APPLICABLE OPTIONAL CASH PAYMENT DUE DATE OR THE PAYMENT WILL NOT BE INVESTED UNTIL THE FOLLOWING INVESTMENT DATE.

 9.  IS PARTIAL PARTICIPATION POSSIBLE UNDER THE PLAN?

     Yes. New investors, Record Owners or the bank, broker or other nominee for Beneficial Owners may designate any desired number of their shares for which dividends are to be reinvested. Dividends will thereafter be reinvested only on the number of shares specified, and the Participant will continue to receive cash dividends on the remainder of the shares.

10.  WHEN MAY AN ELIGIBLE SHAREHOLDER JOIN THE PLAN?

     A Record Owner or a Beneficial Owner may join the Plan at any time. A non-shareholder may join the Plan by making an initial investment of $500 to $5,000 (or more by permission of the Company) when returning the Authorization Form. See Question 7. Once in the Plan, a Participant remains in the Plan until he or she withdraws from the Plan, the Company terminates his or her participation in the Plan or the Company terminates the Plan. See Question 27 regarding withdrawal from the Plan. The Company may terminate a Participant from the Plan if the number of shares a Participant has in the Plan drops below 1 share.

11.  WHAT ARE INVESTMENT DATES AND WHEN WILL DIVIDENDS OR OTHER MONIES BE
     INVESTED?

     Shares purchased under the Plan will be purchased on the "Investment Date" in each month. The Investment Date with respect to the Common Stock acquired pursuant to dividend reinvestments will be (i) if acquired directly from the Company, the quarterly dividend payment date declared by the Board of Directors (generally the 21st day of the month (unless such date is not a business date in which case it is the 1st business day immediately thereafter)), or (ii) in the case of open market purchases, the date or dates of actual investment, but no later than 10 business days following the dividend payment date. See Question 18 for detailed information concerning Investment Dates for optional cash payments under the Stock Purchase program. See Schedule A for a listing of expected Investment Dates pursuant to dividend reinvestments.

     When open market purchases are made by the Plan Administrator, such purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market or by negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as agreed to by the Plan Administrator. Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its best efforts to purchase the shares at the lowest possible price.

     Shares will be allocated and credited to Participants' accounts on the appropriate Investment Date.

               NO INTEREST WILL BE PAID ON CASH DIVIDENDS PENDING
            INVESTMENT OR REINVESTMENT UNDER THE TERMS OF THE PLAN.

                         PURCHASES AND PRICES OF SHARES

12.  WHAT WILL BE THE PRICE TO PARTICIPANTS OF SHARES PURCHASED UNDER THE PLAN?

     With respect to reinvested dividends (see Question 17 for a discussion of the discount applicable to optional cash payments), whether the shares are acquired directly from the Company or on the open market, they will be purchased for the Plan at a discount of 2% from the Market Price (as defined below). However, in no event shall the amount of discount specified above, plus any brokerage commissions as described in Question 21 below, exceed 5% of the fair market value of the Common Stock on the date of purchase.

     The Market Price, in the case of shares purchased directly from the Company, will be the average of the daily high and low sales prices, computed to 3 decimal places, of the Common Stock on the NYSE or other applicable securities exchange, as reported in the Wall Street Journal, during the Pricing Period (the 10 days on which the NYSE is open and for which trades in the Company's Common Stock are reported immediately preceding the relevant Investment Date, or, if no trading occurs in the Common Stock on one or more of such days, for the 10 days immediately preceding the Investment Date for which trades are reported). In the case of shares purchased on the open market, the Market Price will be the weighted average of the actual prices paid, computed to 3 decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' reinvested dividends and optional cash payments for the related month.

     Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its best efforts to purchase the shares at the lowest possible price.

13.  WHAT ARE THE RECORD DATES FOR DIVIDEND REINVESTMENT?

     For the reinvestment of dividends, the "Record Date" is the Record Date declared by the Board of Directors for such dividend. Likewise, the dividend payment date declared by the Board of Directors constitutes the Investment Date. See question 11 for further details about Investment Dates. See Schedule A for a list of the expected future dividend Record Dates and payment dates through the end of 2001. Please refer to Questions 11, 18 and 19 for a discussion of the Investment Dates and Optional Cash Payment Due Dates applicable to optional cash payments.

14.  HOW WILL THE NUMBER OF SHARES PURCHASED FOR A PARTICIPANT BE DETERMINED?

     A Participant's account in the Plan will be credited with the number of shares, including fractions computed to 4 decimal places, equal to the total amount to be invested on behalf of such Participant divided by the result of 100% less the applicable discount from the Market Price per share as calculated pursuant to the methods described in Question 12. The total amount to be invested will depend on the amount of any dividends paid on the number of shares owned by the Participant and designated for reinvestment, plus dividends on the Plan Shares in such Participant's Plan account designated for reinvestment and the amount of any optional cash payments made by such Participant and available for investment on the related Investment Date. Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of dividends.

15.  WHAT IS THE SOURCE OF COMMON STOCK PURCHASED UNDER THE PLAN?

     Plan Shares will be purchased either directly from the Company or on the open market, or by a combination of the foregoing, at the option of the Company, after a review of current market conditions and the Company's current and projected capital needs. The Company will determine the source of the Common Stock to be purchased under the Plan. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the source of the Common Stock to be purchased under the Plan, but current information regarding the source of the Common Stock may be obtained by contacting the Company at (415) 389-7373.

16.  HOW DOES THE STOCK PURCHASE PROGRAM OF THE PLAN WORK?

     All current Record Owners and non-shareholders who have timely submitted signed Authorization Forms indicating their intention to participate in this program of the Plan, and Beneficial Owners whose brokers, banks or other nominees have timely indicated their intention to participate in this program (except for Beneficial Owners whose brokers, banks or other nominees hold the shares of the Beneficial Owners in the name of a major securities depository), are eligible to make optional cash payments during any month, whether or not a dividend is declared. If a bank, broker or other nominee holds shares of a Beneficial Owner in the name of a major securities depository, optional cash payments must be made through the use of the B&N Form. See Question 8. Optional cash payments must be accompanied by an Authorization Form or a B&N Form, as applicable. Each month the Plan Administrator will apply any optional cash payment received from a Participant no later than the Optional Cash Payment Due Date to the purchase of additional shares of Common Stock for the account of the Participant on the following Investment Date (as defined in Questions 11 and 18) and will enroll all, a portion or none of such shares in the Dividend Reinvestment program as so directed by the Participant on the Authorization Form.

     The Optional Cash Discount will be established each month by the Company and will range between 0% and 2% of the Market Price. Refer to Question 17 regarding how to obtain information on the discount and for a discussion of the possible limitations on the purchase price applicable to the purchase of shares made with optional cash payments.

17.  WHAT LIMITATIONS APPLY TO OPTIONAL CASH PAYMENTS?

     Optional Cash Discount. Each month the Company may establish a discount from the Market Price applicable to optional cash payments. Such Optional Cash Discount may be between 0% and 2% of the purchase price and may vary each month, but once established will uniformly apply to all optional cash payments for that month. Setting an Optional Cash Discount for a particular month shall not affect the setting of an Optional Cash Discount for any subsequent month. In no event shall the Optional Cash Discount exceed 5% of the fair market value of the Common Stock on the date of purchase if the participant is also participating in the dividend reinvestment component of the Plan.

     Participants may obtain the Optional Cash Discount for a given Pricing Period by telephoning Redwood Trust at (415) 380-2304 to hear a pre-recorded message. See Schedule A for a list of expected dates for setting the Optional Cash Discount.

     Request for Waiver. Optional cash payments in excess of $5,000 per month may be made only pursuant to a Request for Waiver approved by the Company. Because of certain tax concerns which the Company has as a real estate investment trust, however, a Request for Waiver may only be considered for investors who certify that they are not participating in the dividend reinvestment component of the Plan. Participants who wish to submit an optional cash payment in excess of $5,000 for any Investment Date must obtain the prior written approval of the Company, and a copy of such written approval must accompany any such optional cash payment. In order to receive a Request for Waiver Form, Participants should request the form from the Company via facsimile at (415) 381-1773. At least 5 business days prior to the applicable Optional Cash Payment Due Date for an Investment Date, the Company will determine whether to establish a Threshold Price (described below) and/or an Optional Cash Discount. This determination will be made by the Company in its discretion after a review of such considerations as transaction costs, current market conditions, the level of participation in the Plan, and current projected capital needs. After the Threshold Price and Optional Cash Discount set date, Participants may ascertain whether a Threshold Price has been set or waived, and obtain the Optional Cash Discount, for the given Pricing Period by telephoning Redwood Trust at (415) 380-2304 to hear a pre-recorded message. A Request for Waiver must then be received by the Company via U.S. mail or facsimile at (415) 381-1773 for that month at least 2 business days before the Optional Cash Due Date. The Company will then notify the Participant if the Request for Waiver has been approved no later than 1 business day prior to the Optional Cash Due Date. Please refer to Question 16 for further procedural details with respect to submitting timely payments and the allowable period within which bank clearance must be achieved.

     THE COMPANY HAS SOLE DISCRETION WHETHER TO GRANT ANY APPROVAL FOR OPTIONAL CASH PAYMENTS IN EXCESS OF THE ALLOWABLE MAXIMUM AMOUNT. In deciding whether to approve a Request for Waiver, the Company will consider a variety of relevant factors including, but not limited to, transaction costs, whether the Plan is then acquiring newly issued shares directly from the Company or acquiring shares in the open market, the Company's need for additional funds, the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds, the purchase price likely to apply to any sale of Common Stock, the Participant submitting the request, the extent and nature of such Participant's prior participation in the Plan, the number of shares of Common Stock held of record by such Participant and the aggregate amount of optional cash payments in excess of $5,000 for which Requests for Waiver have been submitted by all Participants. If Requests for Waiver are submitted for any Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company determines to be appropriate. There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to approved Requests for Waiver.

     Minimum/Maximum Limits. For any Investment Date, each optional cash payment is subject to a minimum of $500 and a maximum of $5,000. See Questions 11 and 18 regarding the determination of Investment Dates for optional cash payments. For purposes of these limitations, all Plan accounts under common control, management or representation by a bank, broker or other nominee on a B&N Form will be aggregated. Optional cash payments of less than $500 and that portion of any cash payment which exceeds the maximum monthly purchase limit of $5,000, unless such maximum limit has been waived by the Company, will be returned to the Participant without interest at the end of the relevant Pricing Period.

     Threshold Price. The Company may establish for any Pricing Period a minimum price (the "Threshold Price") applicable to optional cash payments made pursuant to Requests for Waiver. If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the average of the high and low sales price of the Common Stock on the NYSE, or other applicable securities exchange, for each day of the applicable Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that day and the trading prices for that day will be excluded from that

Pricing Period. Thus, for example, if the Threshold Price is not satisfied for 3 of the 10 days in a Pricing Period, then the average sales price for purchases and the optional cash payments which may be invested will be based on the remaining 7 days when the Threshold Price is satisfied. For each day during the Pricing Period for which the Threshold Price is not satisfied, 1/10 of each optional cash payment made pursuant to a Request for Waiver will be returned to such Participant by check, without interest, as soon as practicable after the applicable Investment Date.

     The establishment of a Threshold Price and the possible return of a portion of the investment applies only to optional cash payments made pursuant to a Request for Waiver. Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the Threshold Price for any Pricing Period.

18.  WHAT ARE THE DUE DATES AND INVESTMENT DATES FOR OPTIONAL CASH PAYMENTS?

     Optional cash payments will be invested every month on the related Investment Date. The Optional Cash Payment Due Date is 1 business day prior to the commencement of the related Pricing Period and the "Investment Date" is on or about the 21st day of each month or, in the case of open market purchases, no later than the last business day of each month.

     Optional cash payments received by the Plan Administrator by the Optional Cash Payment Due Date will be applied to the purchase of shares of Common Stock on the Investment Date which relates to that Pricing Period. No interest will be paid by the Company or the Plan Administrator on optional cash payments held pending investment. Generally, optional cash payments received after the Optional Cash Payment Due Date will be returned to Participants without interest at the end of the Pricing Period; such optional cash payments may be resubmitted by a Participant prior to the commencement of the next or a later Pricing Period as to which the Company is entertaining Requests for Waiver.

     For a schedule of expected Optional Cash Payment Due Dates and Investment Dates through January 2000, see Schedule A.

19. WHEN MUST OPTIONAL CASH PAYMENTS BE RECEIVED BY THE PLAN ADMINISTRATOR AND CLEARED BY THE BANK?

     Each month the Plan Administrator will apply an optional cash payment for which good funds are timely received to the purchase of shares of Common Stock for the account of the Participant on the next Investment Date. See Questions 11 and 18. In order for funds to be invested on the next Investment Date, the Plan Administrator must have received a check, money order or wire transfer by the Optional Cash Payment Due Date and such check, money order or wire transfer must have cleared before the related Investment Date. Wire transfers may be used only if approved verbally in advance by the Plan Administrator. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to "Mellon Investor Services LLC -- Redwood Trust, Inc. DRP." Checks returned for any reason will not be resubmitted for collection.

     NO INTEREST WILL BE PAID BY THE COMPANY OR THE PLAN ADMINISTRATOR ON OPTIONAL CASH PAYMENTS HELD PENDING INVESTMENT. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN

THE BEST INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE PRICING PERIOD.

     In order for payments to be invested on the Investment Date, in addition to the timely receipt of good funds, the Plan Administrator must be in receipt of an Authorization Form or a B&N Form, as appropriate, as of the same date. See Questions 6 and 8.

20.  MAY OPTIONAL CASH PAYMENTS BE RETURNED?

     Upon telephone or written request to the Plan Administrator received at least 5 business days prior to the Optional Cash Payment Due Date for the Investment Date with respect to which optional cash payments have been delivered to the Plan Administrator, such optional cash payments will be returned to the Participant as soon as practicable. Requests received less than 5 business days prior to such date will not returned but instead will be invested on the next related Investment Date. Additionally, a portion of each optional cash payment will be returned by check, without interest, as soon as practicable after the Investment Date for each Trading Day of the Pricing Period that does not meet the Threshold Price, if any, applicable to optional cash payments made pursuant to Requests for Waiver. See Question 17. Also, each optional cash payment, to the extent that it does not either conform to the limitations described in Question 18 or clear within the time limit described in Question 19, will be subject to return to the Participant as soon as practicable.

21. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH THEIR PARTICIPATION UNDER THE PLAN?

     Participants will incur no brokerage commissions or service charges in connection with the reinvestment of dividends and in connection with all purchases made pursuant to optional cash payments under the Plan. The Company will pay all other costs of administration of the Plan. Additionally, Participants may elect to send the certificates for their other shares of the Company's Stock to the Plan Administrator for safekeeping, and there is no fee for this service. However, Participants who request that the Plan Administrator sell all or any portion of their shares (see Question 27) must pay a nominal fee per transaction to the Plan Administrator, any related brokerage commissions and applicable stock transfer taxes.

                             REPORT TO PARTICIPANTS

22.  WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

     Each Participant in the Plan will receive a statement of his or her account following each purchase of additional shares. These statements are the Participant's continuing record of the cost of purchases and should be retained for income tax purposes. In addition, Participants will receive copies of other communications sent to holders of the Common Stock, including the Company's annual report to its shareholders, the notice of annual meeting and proxy statement in connection with its annual meeting of shareholders and Internal Revenue Service information for reporting dividends paid.

                             DIVIDENDS ON FRACTIONS

23.  WILL PARTICIPANT BE CREDITED WITH DIVIDENDS ON FRACTIONS OF SHARES?

     Yes.

                         CERTIFICATES FOR COMMON SHARES

24.  WILL CERTIFICATES BE ISSUED FOR SHARES PURCHASED?

     Normally, Common Stock purchased for Participants will be held in the name of the Plan Administrator or its nominee. No certificates will be issued to Participants for shares in the Plan unless a Participant submits a written request to the Plan Administrator or until participation in the Plan is terminated. At any time, a Participant may request the Plan Administrator to send a certificate for some or all of the whole shares credited to a Participant's account. This request should be mailed to the Plan Administrator at the address set forth in the answer to Question 37. There is no fee for this service. Any remaining whole shares and any fractions of shares will remain credited to the Plan account. Certificates for fractional shares will not be issued under any circumstances.

     A Participant may also elect to deposit with the Plan Administrator certificates for the stockholder's other shares of the Company's Stock registered in his or her name for safekeeping under the Plan without charge. Because the Participant bears the risk of loss in sending certificates to the Plan Administrator, certificates should be sent by registered mail, return receipt requested, and properly insured to the address specified in Question 37 below. If certificates are later issued either upon request of the Participant or upon termination of participation, new, differently numbered certificates will be issued.

25.  IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED?

     Each Plan account is maintained in the name in which the related Participant's certificates were registered at the time of enrollment in the Plan. Stock certificates for those shares purchased under the Plan will be similarly registered when issued upon a Participant's request. If a Participant is a Beneficial Owner, such request must be placed through such Participant's banker, broker or other nominee. See Question 6. A Participant who wishes to pledge shares credited to such Participant's Plan account must first withdraw such shares from the account.

                          WITHDRAWALS AND TERMINATION

26.  WHEN MAY PARTICIPANTS WITHDRAW FROM THE PLAN?

     Participants may withdraw from the Plan with respect to all or a portion of the shares held in his or her account in the Plan at any time. If the request to withdraw is received prior to a dividend Record Date set by the Board of Directors for determining shareholders of record entitled to receive a dividend, the request will be processed on the day following receipt of the request by the Plan Administrator.

     If the request to withdraw is received by the Plan Administrator on or after a dividend Record Date, but before the payment date, the Plan Administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares for the Participant's account. The request for withdrawal will then be processed as promptly as possible following such dividend payment date. All dividends subsequent to such dividend payment date will be paid in cash unless a shareholder re-enrolls in the Plan, which may be done at any time.

     Any optional cash payments which have been sent to the Plan Administrator prior to a request for withdrawal will also be invested on the next Investment Date unless a Participant expressly requests return of that payment in the request for withdrawal, and the request for withdrawal is received by the Plan Administrator at least 2 business days prior to the 1st day of the Pricing Period.

27.  HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

     A Participant who wishes to withdraw from the Plan with respect to all or a portion of the shares held in his or her account in the Plan must notify the Plan Administrator in writing at its address set forth in the answer to Question
37. If a Participant withdrawals all the whole shares in their account, they will receive a cash payment for any fractional shares. Upon a Participant's withdrawal from the Plan, or termination of the Plan by the Company, Certificates for the appropriate number of whole shares credited to his or her account under the Plan will be issued free of charge. A cash payment will be made for any fractional shares.

     Upon withdrawal from the plan, a Participant may also request in writing that the Plan Administrator sell all or part of the shares credited to his or her account in the Plan. The Plan Administrator will sell the shares as requested within 10 business days after processing the request for withdrawal. The Participant will receive the proceeds of the sale, less a nominal fee per transaction paid to the Plan Administrator, any brokerage fees or commissions and any applicable stock transfer taxes, generally within 5 business days of the sale.

28.  ARE THERE ANY AUTOMATIC TERMINATION PROVISIONS?

     Participants in the Plan will be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetency of a Participant, together with satisfactory supporting documentation of the appointment of a legal representative at least 5 business days before the next Record Date for purchases made through the reinvestment of dividends or Optional Cash Payment Due Date for such payments, as applicable. In the event written notice of death or adjudicated incompetency and such supporting documentation is received by the Plan Administrator less than 5 business days before the next Record Date or Optional Cash Payment Due Date for purchases made through the reinvestment of dividends or optional cash payments, as applicable, shares will be purchased for the Participant with the related cash dividend or optional cash payment and participation in the Plan will not terminate until after such dividend or payment has been reinvested. Thereafter, no additional purchase of shares will be made for the Participant's account and the Participant's shares and any cash dividends paid thereon will be forwarded to such Participant's legal representative.

     Participants in the Plan may be terminated if the number of shares a Participant has in the Plan drops below 1 share.

                               OTHER INFORMATION

29. WHAT HAPPENS TO A PARTICIPANT'S PLAN SHARES IF THE PARTICIPANT SELLS OR TRANSFERS ALL COMPANY STOCK REGISTERED IN THE PARTICIPANT'S NAME?

     If a Participant who is a Record Holder sells or transfers all of the shares registered in the Participant's name, the Participant will still remain in the Plan with respect to any held Plan Shares and will continue to earn dividends unless the Participant notifies the Plan Administrator to terminate participation by giving the Plan Administrator a withdrawal notice prior to the next relevant dividend Record Date. See Question 27.

30. WHAT HAPPENS IF THE COMPANY DECLARES A DIVIDEND PAYABLE IN SHARES OR DECLARES A STOCK SPLIT?

     Any dividend payable in shares and any additional shares distributed by the Company in connection with a stock split in respect of shares credited to a Participant's Plan account will be added to that account. Stock dividends or split shares which are attributable to shares registered in a Participant's own name and not in his or her Plan account will be mailed directly to the Participant as in the case of shareholders not participating in the Plan.

31. HOW WILL SHARES HELD BY THE PLAN ADMINISTRATOR BE VOTED AT MEETINGS OF SHAREHOLDERS?

     If the Participant is a Record Owner, the Participant will receive a proxy card covering both directly held shares and shares held in the Plan. If the Participant is a Beneficial Owner, the Participant will receive a proxy covering shares held in the Plan through his or her bank, broker or other nominee.

     If a proxy is returned properly signed and marked for voting, all of the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of the Participant's shares will be voted in accordance with recommendations of the Board of Directors of the Company, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in a Participant's name may be voted only by the Participant in person.

32. WHAT ARE THE RESPONSIBILITIES OF THE COMPANY AND THE PLAN ADMINISTRATOR UNDER THE PLAN?

     The Company and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon his or her death, with respect to the price at which shares are purchased and/or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits the Company's liability with respect to alleged violations of federal securities laws.

     The Company and the Plan Administrator shall be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

33.  MAY THE PLAN BE CHANGED OR DISCONTINUED?

     Yes. The Company may suspend, terminate, or amend the Plan at any time. Notice will be sent to Participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by the Company. The Company may also substitute another administrator or agent in place of the Plan Administrator at any time; Participants will be promptly informed of any such substitution. Any questions of interpretation arising under the Plan will be determined by the Company and any such determination will be final.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

34.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

     The following summary is based upon interpretations of current federal tax law. IT IS IMPORTANT FOR PARTICIPANTS TO CONSULT THEIR OWN TAX ADVISERS TO DETERMINE PARTICULAR TAX CONSEQUENCES, including state income tax (and non-income taxes, such as stock transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and subsequent disposition of shares acquired pursuant to the Plan. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

  Dividend Reinvestment program

     Participants in the Dividend Reinvestment program under the Plan will be treated for federal income tax purposes as having received, generally on the Investment Date, a distribution in an amount equal to the fair market value on that date of the shares acquired with reinvested dividends. Such shares will have a tax basis equal to the same amount. For federal income tax purposes, the fair market value of shares acquired under the Plan will likely be treated as equal to 100% of the average of the high and low sale prices of shares on the related Investment Date. The trading value on that specific date may vary from the Market Price determined under the Plan for such shares.

     Such distribution will be taxable as a dividend to the extent of the Company's current or accumulated earnings and profits. To the extent the distribution is in excess of the Company's current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a Participant's shares, and the distribution in excess of a Participant's tax basis will be taxable as gain realized from the sale of its shares.

EXAMPLE 1:

     The following example may be helpful to illustrate the federal income tax consequences of the reinvestment of dividends at a 2% discount from the Market Price where the fair market value for tax purposes is the same as the Market Price.

Cash dividends reinvested...................................             $100.00
Assumed Market Price *......................................  $ 30.00
Less 2% discount per share..................................  $ (0.60)
                                                              -------
Net purchase price per share................................  $ 29.40
Number of shares purchased ($100.00/$29.40).................   3.4014
Total taxable dividend resulting from transaction (30.00 x
  3.4014)**.................................................             $102.04

---------------
 * This price is assumed for illustrative purposes only, and will vary with the market price of the Common Stock.

** Assumes trading price on Investment Date also equals $30.00.

  Stock Purchase program

     The taxation of deemed distributions associated with optional cash purchases is not entirely clear. Participants may be treated as having received a distribution, upon the purchase of shares with an optional cash payment, in an amount equal to the excess, if any, of the fair market value of the shares on the Investment Date over the amount of the optional cash payment. Participants should be aware that the Company will treat the entire amount of such excess value as a distribution for tax reporting purposes that is taxable as a dividend. It is possible, however, that such excess value should not be treated as a taxable distribution, or if it is, that all or a portion of such distribution should be treated as a tax-free return of capital. PARTICIPANTS ARE STRONGLY ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS IN THIS REGARD.

     Shares acquired under the Stock Purchase program under the Plan will have a tax basis equal to the amount of the payment plus the excess, if any, of the fair market value of the shares purchased over the amount of the payment. The fair market value on an Investment Date may differ from the Market Price determined under the Plan for such shares.

EXAMPLE 2:

     The following example may be helpful to illustrate the federal income tax consequences of the optional cash payment feature at a 2% discount from the Market Price where the fair market value for tax purposes differs from the Market Price.

Optional cash payment.......................................            $100.00
Assumed Market Price*.......................................  $30.00
Less 2% discount per share..................................  ($0.60)
                                                              ------
Net purchase price per share................................  $29.40
Number of shares purchased ($100.00/$29.40).................  3.4014
Total taxable dividend resulting from transaction
  (3.4014 X $30.50 - $100.00)**.............................            $  3.74

---------------
 * This price is assumed for illustrative purposes only, and will vary with the market price of Common Stock.

** This example assumes a trading price on the Investment Date of $30.50.

     A Participant's holding period for shares acquired pursuant to either program under the Plan will begin on the day following the Investment Date. Dividends received by corporate shareholders will not be eligible for the dividends received deduction.

     A Participant will not realize any taxable income upon receipt of certificates for whole shares credited to the Participant's account, either upon the Participant's request for certain of those shares or upon termination of participation in the Plan. A Participant will realize gain or loss upon the sale or exchange of shares acquired under the Plan. A Participant will also realize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to the Participant's account. The amount of any such gain or loss will be the difference between the amount that the Participant received for the shares or fractional share equivalent and the tax basis thereof.

35. HOW ARE INCOME TAX WITHHOLDING PROVISIONS APPLIED TO SHAREHOLDERS WHO PARTICIPATE IN THE PLAN?

     If a Participant fails to provide certain federal income tax certifications in the manner required by law, dividends on shares of Common Stock, proceeds from the sale of fractional shares and proceeds from the sale of shares held for a Participant's account will be subject to federal income tax withholding at the rate of 31%. If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain shareholders (including most corporations) are, however, exempt from the above withholding requirements.

     If a Participant is a foreign shareholder whose dividends are subject to federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the balance in shares will be credited to such Participant's account.

36.  WHO BEARS THE RISK OF MARKET FLUCTUATIONS IN THE COMPANY'S COMMON STOCK?

     A Participant's investment in shares held in the Plan account is no different from his or her investment in directly held shares. The Participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to such shares.

37.  WHO SHOULD BE CONTACTED WITH QUESTIONS ABOUT THE PLAN?

     All correspondence regarding the Plan should be directed to:

              Mellon Investor Services LLC
              P.O. Box 3338
              South Hackensack, NJ 07606-1938
              Telephone (888) 877-2882

Please mention Redwood Trust, Inc. and this Plan in all correspondence.

38.  HOW IS THE PLAN INTERPRETED?

     Any questions of interpretation arising under the Plan will be determined by the Company and any such determination will be final. The Company may adopt rules and regulations to facilitate the administration of the Plan. The terms and conditions of the Plan and its operation will be governed by the laws of the State of California.

39.  WHAT ARE SOME OF THE PARTICIPANT RESPONSIBILITIES UNDER THE PLAN?

     Plan Shares are subject to escheat to the state in which the Participant resides in the event that such shares are deemed, under such state's laws, to have been abandoned by the Participant. Participants, therefore, should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Plan Administrator.

     Participants will have no right to draw checks or drafts against their Plan accounts or to instruct the Plan Administrator with respect to any shares of Common Stock or cash held by the Plan Administrator except as expressly provided herein.

                                   DIVIDENDS

     The Company has paid dividends since its incorporation. See Schedule A for a list of anticipated dividend Record and Investment dates through December 21, 2001.

                              PLAN OF DISTRIBUTION

     Except to the extent the Plan Administrator purchases Common Stock in open market transactions, the Common Stock acquired under the Plan will be sold directly by the Company through the Plan. The Company may sell Common Stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to waivers granted with respect to the Stock Purchase program of the Plan, may be resold in market transactions (including coverage of short positions) on any national security exchange on which shares of Common Stock trade or in privately negotiated transactions. The Common Stock is currently listed on the NYSE.

     Under certain circumstances, it is expected that a portion of the shares of Common Stock available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to the Company for shares of Common Stock acquired under the Plan, after deduction of the applicable discount from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

     Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of Common Stock acquired through the reinvestment of dividends under the Plan.

     The Company will pay any and all brokerage commissions and related expenses incurred in connection with purchases of common Stock under the Plan. Upon withdrawal by a Participant from the Plan by the sale of Common Stock held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), any related brokerage commissions and any applicable transfer taxes.

     Common Stock may not be available under the Plan in all jurisdictions. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby and certain legal matters will be passed upon by Tobin & Tobin, a professional corporation, San Francisco, California. Certain tax matters will be passed on by Giancarlo and Gnazzo, A Professional Corporation, San Francisco, California.

                                    EXPERTS

     The balance sheets as of December 31, 1999 and 1998 and the statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999 and December 31, 1998 incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLC, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    GLOSSARY

     "Beneficial Owners" means shareholders who beneficially own shares of Company Stock that are registered in a name other than their own (for example, in the name of a bank, broker or other nominee).

     "B&N Form" means a Broker and Nominee form used to permit a Beneficial Owner's bank, broker or other nominee to participate in the Stock Purchase program on the Beneficial Owner's behalf.

     "business day" means any day other than Saturday, Sunday or legal holiday on which Nasdaq or another applicable securities exchange is closed or a day on which the Plan Administrator is authorized or obligated by law to close.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" means the common stock, $.01 par value, of the Company.

     "Company" means Redwood Trust, Inc., a Maryland corporation.

     "Company Stock" or "Company's Stock" means the Company's Common Stock and any other classes of equity securities outstanding from time to time, collectively.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Investment Date" means, with respect to Common Stock acquired pursuant to a dividend reinvestment, in the case of shares acquired directly from the Company, the quarterly dividend payment date declared by the Board of Directors (unless such date is not a business day in which case it is the 1st business day immediately thereafter) or, in the case of open market purchases, the date or dates of actual investment, but no later than 10 business days following the dividend payment date; and with respect to Common Stock acquired pursuant to an optional cash payment, in the case of shares acquired directly from the Company, on or about the 21st day of each month; or in the case of open market purchases, no later than the last business day of each month.

     "Market Price" means, with respect to reinvested dividends and optional cash payments for shares acquired directly from the Company, the average high and low sales prices, computed to 3 decimal places, of the Common Stock on the NYSE or another applicable securities exchange, as reported in the Wall Street Journal, during the Pricing Period (the 10 days on which the NYSE or another applicable securities exchange is open and for which trades in the Company's Common Stock are reported immediately preceding the relevant Investment Date, or, if no trading occurs in the Common Stock on one or more of such days, for the 10 days immediately preceding the Investment Date for which trades are reported). With respect to reinvested dividends and optional cash payments for shares to be acquired on the open market, Market Price means the weighted average of the actual prices paid, computed to 3 decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants' reinvested dividends and optional cash payments for the related month.

     "NYSE" means the New York Stock Exchange.

     "Optional Cash Discount" means the discount from the Market Price applicable to optional cash payments. Such discount will vary between 0% and 2% of the Market Price (based on a variety of potential considerations as discussed in Question 17) and may vary from month to month.

     "Optional Cash Payment Due Date" means 1 day prior to the relevant Pricing Period.

     "Participant" means a Record Owner of the Company's Stock, the Beneficial Owner of the Company's Stock whose bank, broker or other nominee participates on the Beneficial Owner's behalf, or a current non-shareholder who wishes to participate in the Plan upon making an initial investment in the Common Stock offered herein.

     "Plan" means the Redwood Trust, Inc. Dividend Reinvestment and Stock Purchase Plan.

     "Plan Administrator" means a plan administrator that administers the Plan, keeps records, sends statements of account to each Participant and performs other duties related to the Plan. Mellon Investor Services LLC, currently serves as Plan Administrator of the Plan.

     "Plan Shares" means all shares of Common Stock held in a Participant's account under the Plan, including shares purchased through the Stock Purchase program and all whole and fractional shares credited to a Participant's Plan account as the result of reinvestment of dividends on shares of the Company's Stock enrolled in the Dividend Reinvestment program.

     "Pricing Period" means the period encompassing the 10 days during which the Common Stock is traded on the NYSE or other securities exchange preceding the relevant reinvestment or optional cash payment Investment Date.

     "Record Date" means, with respect to reinvestments of dividends, the Record Date declared by the Board of Directors for such dividend.

     "Record Owner" means shareholders who own shares of the Company's Stock in their own names.

     "Request for Waiver" means a written request from a Participant to make optional cash payments in excess of $5,000.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Threshold Price" means the minimum price, if any, established by the Company that the average high and low prices of the Common Stock must equal or exceed during each day of the Pricing Period for optional cash payments made pursuant to Requests for Waiver.

                                   SCHEDULE A

OPTIONAL CASH PAYMENTS:

  THRESHOLD PRICE &
    OPTIONAL CASH                            OPTIONAL CASH       PRICING PERIOD
  DISCOUNT SET DATE     WAIVER DUE DATE     PAYMENT DUE DATE   COMMENCEMENT DATE    INVESTMENT DATE
  -----------------     ---------------     ----------------   -----------------    ---------------
January 29, 2000       February 1, 2001    February 5, 2001    February 6, 2001    February 21, 2001
February 27, 2001      March 1, 2001       March 6, 2001       March 7, 2001       March 21, 2001
March 29, 2001         April 3, 2001       April 3, 2001       April 6, 2001       April 21, 2001
April 30, 2001         May 2, 2001         May 4, 2001         May 7, 2001         May 21, 2001
May 30, 2001           June 4, 2001        June 6, 2001        June 7, 2001        June 21, 2001
June 28, 2001          July 3, 2001        July 6, 2001        July 9, 2001        July 21, 3001
July 30, 2001          August 2, 2001      August 6, 2001      August 7, 2001      August 21, 2001
August 29, 2001        September 4, 2001   September 6, 2001   September 7, 2001   September 21, 2001
September 28, 2001     October 3, 2001     October 5, 2001     October 8, 2001     October 21, 2001
October 30, 2001       November 2, 2001    November 6, 2001    November 7, 2001    November 21, 2001
November 29, 2001      December 4, 2001    December 6, 2001    December 7, 2001    December 21, 2001

DIVIDENDS REINVESTED:

COMMON AND PREFERRED DIVIDENDS

          RECORD DATE                    INVESTMENT DATE
          -----------                    ---------------
March 30, 2001                   April 23, 2001
June 29, 2001                    July 23, 2001
September 28, 2001               October 22, 2001
December 31, 2001                January 21, 2002

---------------
(1) The dates indicated are those expected to be applicable under the Plan with respect to future dividends, if and when declared by the Board of Directors. The actual record and payment dates will be determined by the Board of Directors and are subject to change.

FOR FUTURE REFERENCE:

  THRESHOLD PRICE &
    OPTIONAL CASH                           OPTIONAL CASH      PRICING PERIOD
  DISCOUNT SET DATE     WAIVER DUE DATE    PAYMENT DUE DATE  COMMENCEMENT DATE    INVESTMENT DATE
  -----------------     ---------------    ----------------  -----------------    ---------------
5 business days prior  2 business days     1 business day    10 trading days     The 21st (or first
to Optional Cash       prior to Optional   prior to Payment  prior to            business day
Payment Date           Cash Payment Date   Period            Investment Date     thereafter)

------------------------------------------------------
------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES, NOR SHALL ANY SALES OF THE SECURITIES BE MADE PURSUANT TO THIS PROSPECTUS, IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION OR SALE IS UNLAWFUL.
                            ------------------------
                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Information
  by Reference........................    2
Redwood Trust, Inc. ..................    4
Use of Proceeds.......................    4
Summary of Plan.......................    4
The Plan..............................    6
Purpose...............................    6
Options Available to Participants.....    7
Advantages and Disadvantages..........    7
Administration........................    9
Participation.........................    9
Purchases and Prices of Shares........   14
Reports to Participants...............   18
Dividends on Fractions................   19
Certificates for Common Shares........   19
Withdrawals and Termination...........   19
Other Information.....................   21
Certain Federal Income Tax
  Considerations......................   22
Dividends.............................   25
Plan of Distribution..................   25
Legal Matters.........................   26
Experts...............................   26
Glossary..............................   27
Schedule A............................   29

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                 $38,000,000.00

                                  COMMON STOCK

                                      RWT
                              REDWOOD TRUST, INC.
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                             DIVIDEND REINVESTMENT
                                      AND
                              STOCK PURCHASE PLAN
                                January 29, 2001

------------------------------------------------------
------------------------------------------------------